UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 14, 2013
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The information furnished in this item is not deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

On August 14, 2013, Raymond James Financial, Inc. (the “Company”) posted on its website and subsequently distributed correspondence to its shareholders regarding the Company's financial results for the quarter ended June 30, 2013 which included the following letter:

DEAR FELLOW SHAREHOLDERS,

Third quarter revenues of $1.1 billion were up 2% over last year's comparable quarter but trailed the March quarter by 3% due to the inclusion of the sale of Albion in that quarter. Net income for the June quarter of $83.9 million exceeded last year's by 10% and the March quarter by 5%. Earnings per diluted share were $0.59, contrasted to $0.55 last year and $0.56 in the March quarter. Excluding the non-recurring acquisition-related expenses of $13.4 million, non-GAAP net income of $92.5 million generated earnings of $0.65 per diluted share. The firm benefited from a slightly lower tax rate due to the recognition of state tax credits but was negatively impacted by trading losses and depressed institutional commissions in the Fixed Income division of Capital Markets as a result of both a dramatic increase in long-term rates in June and the perception that the general trend in rates will likely be up over the longer term. The after-tax margin on net revenues was 7.6% (8.3% non-GAAP). The annualized rate of return on average equity was 9.6% for the quarter (10.5% non-GAAP).

For the first nine months, net revenues of $3.36 billion were up 23% over last year. Net income of $249.7 million exceeded last year by 17% and non-GAAP net income of $285.7 million was up 20% over 2012. Earnings per diluted share were $1.76 ($2.01 non-GAAP) compared to $1.60 ($1.82 non-GAAP) last year. On June 30, 2013, shareholders' equity was $3.54 billion, or $25.62 per share. Tangible book value was $23.06 (non-GAAP).

During the June quarter, Private Client Group (PCG) revenues were $742 million, which represented an 8% increase from last year and 2% growth over the preceding quarter. The pre-tax income contribution of $56.7 million was down 12% from last year's comparable quarter but up 8% over the March quarter as productivity improved. PCG was still burdened by heavy training, IT and educational expenses following the integration of Morgan Keegan on our platform. Client assets under administration decreased slightly to $405.8 billion in spite of a 2.4% increase in the S&P 500 index, reflecting lower fixed income values and lower U.S. valuations of Canadian assets. We had a nominal increase in financial advisor count to 6,301. Given a mixed market environment and continuing lackluster general economic conditions in the United States, the results were acceptable. We do expect to realize some cost savings over the next six months and should benefit from training efforts as we return to business as usual.

Capital Markets revenues of $218.1 million experienced 15% and 1% declines in revenues, respectively, contrasted to last year and last quarter. In a role reversal, Fixed Income suffered trading losses and a 24% decline in institutional commissions from last year's quarter, while Equity Capital Markets generated good institutional commissions and advisory fee income related to merger and acquisition activity, as well as reasonable levels of financing activity. The Fixed Income trading loss is a relatively rare occurrence for us, most recently experienced in September 2011 (due to the downgrade of U.S. government debt) and September 2008 (when the financial crisis began), both engendering a flight to quality. Raymond James Tax Credit Funds, which is included in the Equity Capital Markets segment, recorded a good quarter and appears likely to reach a new record of equity raised from banks, insurance companies and other corporations seeking to purchase tax credit generating low-income housing projects. It is possible that merger activity will rise as had been forecast, due to continuing good corporate cash flow generation. On the other hand, the specter of higher interest rates may depress the purchase of longer-term fixed income securities for some time.

Asset Management continues to benefit from favorable equity markets and the addition of new assets. Revenues of $76.8 million were up 27% over last year and 10% over the preceding quarter. Its contribution to pre-tax profits of $23.9 million grew 41% over last year and 15% from the immediately preceding quarter as assets under management reached a record $52.2 billion, up 27% over last year. With the addition of new products and the good performance of our existing investment alternatives, the outlook remains bright.

Raymond James Bank's revenues of $83.1 million declined 8% from both last year's and the immediately preceding quarter's levels. Its contribution to pre-tax profits was $62.9 million, up 5% from last year and down 2% from the immediately preceding quarter. In spite of a large amount of competition for high-quality loans, loans were up $851 million year over year and $273 million over the immediately preceding quarter. Given the current market, one should not expect growth at that rate in the immediate future. The recent shared national credit exam resulted in an addition of $5.6 million to the loan loss reserve and the loan growth also required a $1.2 million addition, but a large number of payoffs, paydowns and upgrades reduced the loan loss reserve enough to generate a net credit to provision expense of $2.1 million. The loan loss reserve is still a conservative 1.61% of total loans outstanding. The net interest margin decline is the main reason that results haven't been even better as the spread has declined from 3.69% to 3.20% over the last year. We have excellent capital ratios and can grow the bank if market conditions permit. However, the spread will decline further as old loans roll off and the new loans generate less margin spread, which renders net profit growth difficult in the immediate future.

The Proprietary Capital segment had another good quarter as its profit contribution of $14 million easily exceeded last year's $5.3 million, although trailing the immediately preceding quarter, which included the sale of Albion. Each June quarter includes the portfolio re-evaluations of most of our outside fund investments based on their audited financial statements, so its profit contribution is generally more positive than average. Nonetheless, while these contributions are lumpy, the segment should yield a positive contribution over time based upon experience.

A number of events deserving mention occurred during the third quarter. On April 3, our Equity Capital Markets segment announced the formation of the Institutional Strategic Options Desk, which is housed in our institutional equity office in New York City. The team is led by managing directors Ryan Sylvester and Adam Templeton. For the second consecutive year, Raymond James was named the best real estate investment banking practice by Global Finance magazine on its 2013 World's Best Investment Banks list, thanks to the leadership of Vick Seth and Brad Butcher. Raymond James was recognized by Bloomberg News in April as the best brokerage firm as measured by risk-adjusted return since 2009 among nine U.S. brokerage firms, banks and advisory firms.

In April the Financial Times featured 24 Raymond James advisors on its inaugural FT 400 list of top advisors in the United States. Ken Wren, Jr. of TowneBank and Jules Mbogi of the United Nations Federal Credit Union ranked 13th and 14th, respectively, on Bank Investment Consultant's list of top 20 program managers nationally. Jeff Dobyns, manager of the Franklin, Tennessee, Raymond James Financial Services office, was named one of the top 10 branch managers of the year by On Wall Street magazine.

Chet Helck, our Global Private Client Group CEO, was listed among Investment Advisor magazine's 25 most influential persons in our industry in 2013 as a result of his contributions to the industry as chairman of the Securities Industry and Financial Markets Association. Margaret Starner, Judith McGee, Lynn Faust and Sherri Stephens, four of our financial advisors, were included in Barron's 2013 list of The Top 100 Women Financial Advisors. We salute these four advisors, who consistently earn recognition for their professionalism, along with all the aforementioned recipients of well-earned recognition.

Our 2013 fiscal year is rapidly drawing to a close. In light of the continuing slow recovery both here and abroad, the firm's performance has been very good. The successful integration of Morgan Keegan, strides in improving IT support and consistent improvements in core business segments are only a few of our accomplishments. We aren't resting on our laurels as we begin the budget process, which incorporates strategic plans for all business units, as well as efforts to increase efficiency and productivity in the year ahead and beyond. Although corporate profit growth appears a little tired this summer, there are enough favorable economic trends that we expect our business to accelerate in 2014 as the efforts to strengthen our business platform in 2013 enable improved results.

Sincerely,

Thomas A. James
Executive Chairman

Paul C. Reilly
CEO

August 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: August 14, 2013	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance,
Chief Financial Officer and Treasurer